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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

TUT SYSTEMS, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

901103101

(CUSIP Number)

July 22, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☑ Rule 13d-1 (c)

        ☐ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

Person Authorized to Receive Notices and Communications:
Mark S. Solomon, Esq.
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
(214) 659-4400

13G
CUSIP No. 901103101			Page 2 of 31

1.	Name of Reporting Person: WS Capital, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 600,110*

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 600,110*

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 600,110*

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.8%

12.	Type of Reporting Person: HC/OO

*	Based on 33,249,267 shares of common issued and outstanding, which represents (a) 25,237,762 shares issued and outstanding on May 11, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2005, (b) approximately 2,500,000 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2005, and (c) 5,534,994 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2005.

13G
CUSIP No. 901103101			Page 3 of 31

1.	Name of Reporting Person: WS Capital Management, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 600,110

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 600,110

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 600,110

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.8%*

12.	Type of Reporting Person: IA/PN

*	Based on 33,249,267 shares of common issued and outstanding, which represents (a) 25,237,762 shares issued and outstanding on May 11, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2005, (b) approximately 2,500,000 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2005, and (c) 5,534,994 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2005.

13G
CUSIP No. 901103101			Page 4 of 31

1.	Name of Reporting Person: Walker Smith Capital, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 41, 259

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 41,259

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 41,259

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.1%*

12.	Type of Reporting Person: PN

*	Based on 33,249,267 shares of common issued and outstanding, which represents (a) 25,237,762 shares issued and outstanding on May 11, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2005, (b) approximately 2,500,000 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2005, and (c) 5,534,994 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2005.

13G
CUSIP No. 901103101			Page 5 of 31

1.	Name of Reporting Person: Walker Smith Capital (Q.P.), L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 232,333

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 232,333

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 232,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.6%*

12.	Type of Reporting Person: PN

*	Based on 33,249,267 shares of common issued and outstanding, which represents (a) 25,237,762 shares issued and outstanding on May 11, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2005, (b) approximately 2,500,000 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2005, and (c) 5,534,994 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2005.

13G
CUSIP No. 901103101			Page 6 of 31

1.	Name of Reporting Person: Walker Smith International Fund, Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 326,518

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 326,518

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 326,518

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.9%*

12.	Type of Reporting Person: CO

*	Based on 33,249,267 shares of common issued and outstanding, which represents (a) 25,237,762 shares issued and outstanding on May 11, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2005, (b) approximately 2,500,000 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2005, and (c) 5,534,994 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2005.

13G
CUSIP No. 901103101			Page 7 of 31

1.	Name of Reporting Person: WSV Management, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 137,888

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 137,888

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 137,888

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.4%*

12.	Type of Reporting Person: IA/OO

*	Based on 33,249,267 shares of common issued and outstanding, which represents (a) 25,237,762 shares issued and outstanding on May 11, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2005, (b) approximately 2,500,000 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2005, and (c) 5,534,994 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2005.

13G
CUSIP No. 901103101			Page 8 of 31

1.	Name of Reporting Person: WS Ventures Management, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 137,888

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 137,888

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 137,888

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.4%*

12.	Type of Reporting Person: HC/PN

*	Based on 33,249,267 shares of common issued and outstanding, which represents (a) 25,237,762 shares issued and outstanding on May 11, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2005, (b) approximately 2,500,000 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2005, and (c) 5,534,994 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2005.

13G
CUSIP No. 901103101			Page 9 of 31

1.	Name of Reporting Person: WS Opportunity Fund, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 40,592

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 40,592

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 40,592

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.1%*

12.	Type of Reporting Person: PN

*	Based on 33,249,267 shares of common issued and outstanding, which represents (a) 25,237,762 shares issued and outstanding on May 11, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2005, (b) approximately 2,500,000 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2005, and (c) 5,534,994 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2005.

13G
CUSIP No. 901103101			Page 10 of 31

1.	Name of Reporting Person: WS Opportunity Fund (Q.P.), L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 40,000

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 40,000

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 40,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.1%*

12.	Type of Reporting Person: PN

*	Based on 33,249,267 shares of common issued and outstanding, which represents (a) 25,237,762 shares issued and outstanding on May 11, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2005, (b) approximately 2,500,000 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2005, and (c) 5,534,994 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2005.

13G
CUSIP No. 901103101			Page 11 of 31

1.	Name of Reporting Person: WS Opportunity Fund International, Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 57,296

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 57,296

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 57,296

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.1%*

12.	Type of Reporting Person: CO

*	Based on 33,249,267 shares of common issued and outstanding, which represents (a) 25,237,762 shares issued and outstanding on May 11, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2005, (b) approximately 2,500,000 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2005, and (c) 5,534,994 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2005.

13G
CUSIP No. 901103101			Page 12 of 31

1.	Name of Reporting Person: Reid S. Walker		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 737,998

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 737,998

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 737,998

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 2.2%*

12.	Type of Reporting Person: HC/IN

*	Based on 33,249,267 shares of common issued and outstanding, which represents (a) 25,237,762 shares issued and outstanding on May 11, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2005, (b) approximately 2,500,000 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2005, and (c) 5,534,994 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2005.

13G
CUSIP No. 901103101			Page 13 of 31

1.	Name of Reporting Person: G. Stacy Smith		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 737,998

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 737,998

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 737,998

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 2.2%*

12.	Type of Reporting Person: HC/IN

*	Based on 33,249,267 shares of common issued and outstanding, which represents (a) 25,237,762 shares issued and outstanding on May 11, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2005, (b) approximately 2,500,000 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2005, and (c) 5,534,994 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2005.

13G
CUSIP No. 901103101			Page 14 of 31

1.	Name of Reporting Person: Patrick P. Walker		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 137,888

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 137,888

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 137,888

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.4%*

12.	Type of Reporting Person: HC/IN

*	Based on 33,249,267 shares of common issued and outstanding, which represents (a) 25,237,762 shares issued and outstanding on May 11, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2005, (b) approximately 2,500,000 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2005, and (c) 5,534,994 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2005.

13G
CUSIP No. 901103101			Page 15 of 31

1.	Name of Reporting Person: BC Advisors, LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 737,999

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 737,999

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 737,999

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 2.2%*

12.	Type of Reporting Person: HC/CO

*	Based on 33,249,267 shares of common issued and outstanding, which represents (a) 25,237,762 shares issued and outstanding on May 11, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2005, (b) approximately 2,500,000 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2005, and (c) 5,534,994 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2005.

13G
CUSIP No. 901103101			Page 16 of 31

1.	Name of Reporting Person: SRB Management, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 737,999

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 737,999

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 737,999

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 2.2%*

12.	Type of Reporting Person: IA/PN

*	Based on 33,249,267 shares of common issued and outstanding, which represents (a) 25,237,762 shares issued and outstanding on May 11, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2005, (b) approximately 2,500,000 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2005, and (c) 5,534,994 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2005.

13G
CUSIP No. 901103101			Page 17 of 31

1.	Name of Reporting Person: SRB Greenway Capital, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 79,296

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 79,296

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 79,296

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.2%*

12.	Type of Reporting Person: PN

*	Based on 33,249,267 shares of common issued and outstanding, which represents (a) 25,237,762 shares issued and outstanding on May 11, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2005, (b) approximately 2,500,000 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2005, and (c) 5,534,994 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2005.

13G
CUSIP No. 901103101			Page 18 of 31

1.	Name of Reporting Person: SRB Greenway Capital (Q.P.), L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 608,703

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 608,703

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 608,703

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.8%*

12.	Type of Reporting Person: PN

*	Based on 33,249,267 shares of common issued and outstanding, which represents (a) 25,237,762 shares issued and outstanding on May 11, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2005, (b) approximately 2,500,000 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2005, and (c) 5,534,994 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2005.

13G
CUSIP No. 901103101			Page 19 of 31

1.	Name of Reporting Person: SRB Greenway Offshore Operating Fund, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 50,000

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 50,000

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 50,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.1%*

12.	Type of Reporting Person: PN

*	Based on 33,249,267 shares of common issued and outstanding, which represents (a) 25,237,762 shares issued and outstanding on May 11, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2005, (b) approximately 2,500,000 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2005, and (c) 5,534,994 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2005.

13G
CUSIP No. 901103101			Page 20 of 31

1.	Name of Reporting Person: Steven R. Becker		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 737,999

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 737,999

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 737,999

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 2.2%*

12.	Type of Reporting Person: HC/IN

*	Based on 33,249,267 shares of common issued and outstanding, which represents (a) 25,237,762 shares issued and outstanding on May 11, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on March 30, 2005, (b) approximately 2,500,000 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2005, and (c) 5,534,994 shares issued in a transaction as reported on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2005.

     This Schedule 13G relates to the common stock (“Common Stock”) of Tut Systems, Inc. acquired by (i) WS Capital, L.L.C., a Texas limited liability company (“WS Capital”), for the account of (1) Walker Smith Capital, L.P., a Texas limited partnership (“WSC”), (2) Walker Smith Capital (Q.P.), L.P., a Texas limited partnership (“WSCQP”), and (3) Walker Smith International Fund, Ltd., a British Virgin Islands exempted company (“WS International”), (ii) WSV Management, L.L.C., a Texas limited liability company (“WSV”), for the account of (1) WS Opportunity Fund, L.P., a Texas limited partnership (“WSO”), (2) WS Opportunity Fund (Q.P.), L.P., a Texas limited partnership (“WSOQP”), and (3) WS Opportunity Fund International, Ltd., a Cayman Islands exempted company (“WSO International”), and (iii) BC Advisors, LLC, a Texas limited liability company (“BCA”), for the account of (1) SRB Greenway Capital, L.P., a Texas limited partnership (“SRBGC”), (2) SRB Greenway Capital (Q.P.), L.P., a Texas limited partnership (“SRBQP”), and (3) SRB Greenway Offshore Operating Fund, L.P., a Cayman Islands limited partnership (“SRB Offshore”). WS Capital is the general partner of WS Capital Management, L.P., a Texas limited partnership (“WSC Management”), which is the general partner of WSC and WSCQP and the agent and attorney-in-fact for WS International. WSV is the general partner of WS Ventures Management, L.P., a Texas limited partnership (“WSVM”), which is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV. BCA is the general partner of SRB Management, L.P., a Texas limited partnership (“SRB Management”), which is the general partner of SRBGC, SRBQP and SRB Offshore. Steven R. Becker is the sole principal of BCA. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time. Each of the reporting persons hereby expressly disclaims membership in a “group” under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the shares of Common Stock reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group.
Item 1(a) Name of Issuer:
Tut Systems, Inc.
Item 1(b) Address of Issuer’s Principal Executive Offices:
6000 SW Meadows Drive, Suite 2000
Lake Oswego, Oregon 97035
Item 2(a) Names of Persons Filing:
See Item 1 of each cover page.
Item 2(b) Address of Principal Business Offices:
300 Crescent Court, Suite 1111
Dallas, Texas 75201
Item 2(c) Citizenship:
See Item 4 of each cover page.
Item 2(d) Title of Class of Securities:
Common Stock, par value $0.001 per share
Item 2(e) CUSIP Number:
901103101
Item 3      Status of Persons Filing:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
Item 4 Ownership:
(a)	Reid S. Walker and G. Stacy Smith are the beneficial owners of 737,998 shares of Common Stock, which includes (i) 600,110 shares beneficially owned by WS Capital and WSC Management for the accounts of WSC, WSCQP and WS International and (ii) 137,888 shares beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International.

Patrick P. Walker is the beneficial owner of 137,888 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International.

WS Capital and WSC Management are the beneficial owners of 600,110 shares of Common Stock, which includes (i) 41,259 shares beneficially owned by WSC, (ii) 232,333 shares beneficially owned by WSCQP, and (iii) 326,518 shares beneficially owned by WS International.

WSV and WSVM are the beneficial owners of 137,888 shares of Common Stock, which includes (i) 40,592 shares beneficially owned by WSO, (ii) 40,000 shares beneficially owned by WSOQP, and (iii) 57,296 shares beneficially owned by WSO International.

Steven R. Becker is the beneficial owner of 737,999 shares of Common Stock beneficially owned by BCA and SRB Management for the accounts of SRBGC, SRBQP and SRB Offshore. BCA and SRB Management are the beneficial owners of 737,999 shares of Common Stock, which includes (i) 79,296 shares beneficially owned by SRBGC, (ii) 608,703 shares beneficially owned by SRBQP, and (iii) 50,000 shares beneficially owned by SRB Offshore.

(b)	Percent of class:

See Item 11 of each cover page.

(c)	Number of shares as to which each person has:
(i)	sole power to vote or to direct the vote:

See Item 5 of each cover page.

(ii)	shared power to vote or to direct the vote:

See Item 6 of each cover page.

(iii)	sole power to dispose or to direct the disposition of:

See Item 7 of each cover page.

(iv)	shared power to dispose or to direct the disposition of:

See Item 8 of each cover page.

Item 5 Ownership of 5% or Less of a Class:
Not applicable.
Item 6 Ownership of More than 5% on Behalf of Another Person:
Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:
WSC Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the securities held by its clients, WSC, WSCQP and WS International. WS Capital is the general partner of WSC Management. Reid S. Walker and G. Stacy Smith are the sole principals of WS Capital, and therefore exercise investment discretion and control with respect to the shares of Common Stock beneficially owned by WSC Management’s clients.
WSV is an investment adviser registered with the State of Texas and is the general partner of WSVM and, as such, has beneficial ownership of the securities held by its clients, WSO, WSOQP and WSO International. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are the sole principals of WSV, and therefore exercise investment discretion and control with respect to the shares of Common Stock beneficially owned by WSV’s clients.
SRB Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the securities held by its clients, SRBGC, SRBQP and SRB Offshore. BCA is the general partner of SRB Management. Steven R. Becker is the sole principal of BCA, and therefore exercises investment discretion and control with respect to the shares of Common Stock beneficially owned by SRB Management’s clients.
Item 8 Identification and Classification of Members of the Group:
Not applicable.
Item 9 Notice of Dissolution of Group:
Not applicable.
Item 10 Certification:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: August 1, 2005

WS CAPITAL, L.L.C.
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS CAPITAL MANAGEMENT, L.P.
By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker
Reid S. Walker, Member

WALKER SMITH CAPITAL, L.P.
By:	WS Capital Management, L.P., its general partner

By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker
Reid S. Walker, Member

WALKER SMITH CAPITAL (Q.P.), L.P.
By:	WS Capital Management, L.P., its general partner

By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker
Reid S. Walker, Member

WALKER SMITH INTERNATIONAL FUND, LTD.
By:	WS Capital Management, L.P., its agent and attorney-in-fact

By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker
Reid S. Walker, Member

WSV MANAGEMENT, L.L.C.
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS VENTURES MANAGEMENT, L.P.
By:	WSV Management, L.L.C., its general partner

By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS OPPORTUNITY FUND, L.P.
By:	WS Ventures Management, L.P., its general partner

By:	WSV Management, L.L.C., its general partner

By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS OPPORTUNITY FUND (Q.P.), L.P.
By:	WS Ventures Management, L.P., its general partner

By:	WSV Management, L.L.C., its general partner

By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS OPPORTUNITY FUND INTERNATIONAL, LTD.
By:	WS Ventures Management, L.P., its agent and attorney-in-fact

By:	WSV Management, L.L.C., its general partner

By:	/s/ Reid S. Walker
Reid S. Walker, Member

/s/ Reid S. Walker
REID S. WALKER

/s/ G. Stacy Smith
G. STACY SMITH

/s/ Patrick P. Walker
PATRICK P. WALKER

BC ADVISORS, LLC
By:	/s/ Steven R. Becker
Steven R. Becker, Member

SRB MANAGEMENT, L.P.
By:	BC Advisors, LLC, its general partner

By:	/s/ Steven R. Becker
Steven R. Becker, Member

SRB GREENWAY CAPITAL, L.P.
By:	SRB Management, L.P., its general partner

By:	BC Advisors, LLC, its general partner

By:	/s/ Steven R. Becker
Steven R. Becker, Member

SRB GREENWAY CAPITAL (Q.P.), L.P.
By:	SRB Management, L.P., its general partner

By:	BC Advisors, LLC, its general partner

By:	/s/ Steven R. Becker
Steven R. Becker, Member

SRB GREENWAY OFFSHORE OPERATING FUND, L.P.
By:	SRB Management, L.P., its general partner

By:	BC Advisors, LLC, its general partner

By:	/s/ Steven R. Becker
Steven R. Becker, Member

/s/ Steven R. Becker
STEVEN R. BECKER

EXHIBITS

Exhibit 1	Joint Filing Agreement, dated August 1, 2005, entered into by and among WS Capital, L.L.C., WS Capital Management, L.P., Walker Smith Capital, L.P., Walker Smith Capital (Q.P.), L.P., Walker Smith International Fund, Ltd., WSV Management, L.L.C., WS Ventures Management, L.P., WS Opportunity Fund, L.P., WS Opportunity Fund (Q.P.), L.P., WS Opportunity Fund International, Ltd., Reid S. Walker, G. Stacy Smith, Patrick P. Walker, BC Advisors, LLC, SRB Management, L.P., SRB Greenway Capital, L.P., SRB Greenway Capital (Q.P.), L.P., SRB Greenway Offshore Operating Fund, L.P. and Steven R. Becker.